Columbia Floating Rate Fund

77C      Matters submitted to a vote of security holders

On July 30, 2004, a Special Meeting of the Shareholders of the Columbia Floating Rate Fund was held to approve the following items, as described in the Proxy Statement for the Meeting. On June 1, 2004, the record date for the Meeting, the Fund had 79,779,837.4580 outstanding shares of beneficial interest. The votes cast at the Meeting were as follows:

To approve a new advisory agreement between Highland Capital Management, L.P. and Columbia Floating Rate Fund:

For:                64,167,646.0960     shares of beneficial interest being a
                                        majority of the shares represented
                                        at the Meeting
   Against:           337,622.0910      shares of beneficial interest
   Abstain:           727,823.3790      shares of beneficial interest

Election of new Trustees:
                                  For                  Withheld
HUI                        64,516,563.9090           716,527.6900
KAVANUGH                   64,513,870.6760           719,220.9230
LEARY                      64,508,804.8200           724,286.7790
WARD                       64,513,268.6760           719,822.9230
DOUGHERTY                  64,508,086.6220           725,004.9770

Election of new Managers
                                  For              Withheld
HUI                        64,523,310.4720           709,781.1270
KAVANUGH                   64,520,015.2390           713,076.3600
LEARY                      64,515,551.3830           717,540.2160
WARD                       64,520,015.2390           713,076.3600
DOUGHERTY                  64,514,833.2650           718,258.3340


(proxy statement incorporated herein by reference to Accession number 0000021847-04-000172)

77E Legal Proceedings
Recently, the Fund has been named as a nominal defendant in several derivative actions under Sections 34(b), 36(b) and 48(a) of the Investment Company Act of 1940, as amended, alleging, among other things, that the fees and expenses paid by the Fund are excessive. Cohen v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 2, 2004; Osburn v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 10, 2004; Slicker v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 11, 2004; and Simmonds v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on September 8, 2004. The Fund and the other defendants to these actions, including Columbia Management Advisors, Inc. ("CMA") and various of its affiliates, certain other mutual funds advised by CMA and its affiliates, and various directors of the Fund and such funds, have denied these allegations and are contesting the plaintiffs' claims.

Additionally, various civil individual, class and derivative actions have been filed in regard to certain market timing allegations. As of August 31, 2004, we have received the following complaints.

(1) George Slaybe et al, Plaintiffs, v. Columbia Management Advisors, Inc., Defendant United States District Court District of Massachusetts
         Case # 04 10534 PBS

(2) David Armetta derivatively on behalf of the Columbia Common Stock Fund, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10555 MLW

(3) Edward I. Segel and Iris Segel derivatively on behalf of Columbia Acorn Fund, Columbia Acorn Trust and the Columbia Funds, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
                                                             Case # 04-10567MEL

(4) Catherine Dukes, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10315-PBS

(5) AB Medical Equipment Corp., Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
                                                             Case # 04-10355PBS

(6) Karen M. McKenna, Individually and on Behalf of All Others Similarly Situated, Plaintiff, v. Columbia Funds, et al..

         United States District Court
         Southern District of New York
                                                              Case # 04 CV 1576

(7) Lawrence S. Wick, as custodian for Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick, and Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick individually and on behalf of others similarly situated, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
                                                              Case # 04-10408HEL


(8) Steven B. Ehrlich, Custodian for Cory Ryan Ehrlich UTMA/Florida, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10405 PBS


(9) Harold Beardsley, et al on behalf of Columbia Disciplined Value Fund (the "Columbia Funds") v. FleetBoston Financial Corporation, et al

         United States District Court
         District of Massachusetts
         Case # 04 10978 PBS


77H Changes in control of Registrant

On April 15, 2004, Highland Capital Management, L.P. ("Highland") will replace Columbia Management Advisors, Inc. ("Columbia") as investment adviser to each of the Funds listed above (each, a "Fund," and, collectively, the "Funds"). Highland will do so pursuant to interim investment advisory agreements (each, an "Interim Agreement," and, collectively, the "Interim Agreements"), each of which has been approved by the Board of Trustees (a "Board") of the Fund to which such Interim Agreement relates pursuant to Rule 15a-4 under the Investment Company Act of 1940, as amended.

Subject to approval by the shareholders of the Funds, it is expected that the Interim Agreements will be replaced by permanent investment advisory agreements (each, a "Permanent Agreement," and, collectively, the "Permanent Agreements"), each of which has also been approved by the relevant Fund's Board, but in no event shall the Interim Agreements remain effective beyond September 12, 2004. Under the Permanent Agreements as proposed, Highland would continue to serve as investment adviser to the Funds. Shareholders of each Fund will vote on the proposed Permanent Agreement for their respective Fund at a joint special meeting currently expected to be held in June, 2004 (the "Shareholder Meeting"). Highland has indicated that it will not continue to serve as investment adviser to any of the Funds beyond the date of the Shareholder Meeting unless the shareholders of both the Columbia Floating Rate Fund and the Columbia Floating Rate Advantage Fund approve the Permanent Agreement for their respective Fund at the Shareholder Meeting.

At the Shareholder Meeting, the shareholders of each Fund will also be asked to approve the election of a new Board for their respective Fund, the nominees for such Board to consist of certain persons who serve as trustees of other registered investment companies for which Highland serves as investment adviser.

Shareholders who own shares of a Fund on the record date for the Shareholder Meeting will receive further information regarding the relevant Permanent Agreement and the proposed changes to their respective Fund's Board in a proxy statement to be distributed in advance of the Shareholder Meeting. The shareholders of each Fund will also receive voting instruction cards with which to vote on the relevant proposals at the Shareholder Meeting.


77I Terms of new or amended securities
Effective July 1, 2004, Exchanges for Clients of Affiliates of Investment Advisor are no longer available.